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                                                               EXHIBIT (a)(1)(D)

                            AMENDED AND SUPPLEMENTED
                           OFFER TO PURCHASE FOR CASH

                      ALL OF THE LIMITED PARTNERSHIP UNITS

                                       OF

                AMERICAN RETIREMENT VILLAS PROPERTIES III, L.P.
                                       AT

                               $400 NET PER UNIT
                               (INCREASED PRICE)

                                       BY

                             ARVP ACQUISITION, L.P.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME, ON THURSDAY, NOVEMBER 15, 2001, UNLESS THE OFFER IS EXTENDED.

                                                                October 31, 2001

To Brokers, Dealers, Banks,
Trust Companies and other Nominees:

     On October 31, 2001, ARVP Acquisition, L.P. (the "Purchaser"), a California limited partnership which is wholly-owned by ARV Assisted Living, Inc., the General Partner of American Retirement Villas Properties III, L.P., a California limited partnership (the "Partnership"), offered to purchase all of the outstanding limited partnership units ("Units") of the Partnership at a net cash price of $400 per Unit, without interest reduced by the amount of distributions, if any, made by the Partnership from October 18, 2001 until the date on which the Purchaser purchases the Units tendered (the "Offer Price"), upon the terms and subject to the conditions set forth in the Purchaser's Offer to Purchase dated October 18, 2001, as amended on October 31, 2001 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, constitute the "Offer").

     We would like to direct your attention to the following significant changes in the terms and conditions of the Offer:

     - The Purchase is now offering to purchase the Units at a net cash price of $400 per Unit, without interest, reduced by the amount of distributions per Unit, if any, made by the Partnership from the date of the original Offer to Purchase until the date that we purchase the Units tendered. This represents an increase of $40 or 11% over the Purchaser's original Offer to Purchase.

     - The Purchaser is now offering to purchase all of the outstanding Units of the Partnership, not just 10,000 Units as set forth in our prior Offer to Purchase.

     - The Purchaser has reduced the minimum condition to the Offer so that the Offer is now conditioned upon, among other things, there being validly tendered and not withdrawn a number of Units that, together with the Units already owned by the General Partner, constitute at least 30% of the outstanding Units as of the date Units are accepted for purchase pursuant to the Offer to Purchase.

     - The Purchaser plans to obtain all funds needed for the Offer from cash contributed by the General Partner. The General Partner intends to obtain these funds from its cash on hand and a loan from Red Mortgage Capital, Inc. The loan will be secured by a pledge of all Units, and any Distributions on such Units, purchased by the Purchaser in the Offer to Purchase.
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     Please see the enclosed Amendment and Supplement to the Offer to Purchase for a full discussion of all amendments.

     Enclosed herewith for your information and forwarding to your clients are copies of the following documents, amending the Offer:

          1. Amendment and Supplement to the Offer to Purchase, dated October 31, 2001;

          2. Letter of Transmittal to be used by unitholders of the Partnership in accepting the Offer (facsimile copies of the Letter of Transmittal with original signatures and all required signature guarantees may be used to tender the Units);

          3. A printed form of letter that may be sent to your clients for whose account you hold Units in your name or in the name of a nominee, with space provided for obtaining such client's instructions with regard to the Offer, as amended;

          4. Return envelope addressed to Alpine Fiduciary Services, Inc., as Depositary;

          5.  Amended Solicitation/Recommendation Statement on Schedule 14D-9;
     and

          6.  Urgent Instructions.

     YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME, ON THURSDAY, NOVEMBER 15, 2001, UNLESS THE OFFER IS EXTENDED.

     In all cases, payment for Units accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary, at the applicable address set forth on the back cover of the Offer to Purchase, of (a) a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, and (b) any other documents required by the Letter of Transmittal. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE UNITS TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     Neither the Purchaser nor the General Partner will pay any fees or commissions to any broker or dealer or other person in connection with the solicitation of tenders of Units pursuant to the Offer, as amended. You will be reimbursed by the Purchaser upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed Offer materials to your customers.

     The Purchaser will pay or cause to be paid any transfer taxes payable on the transfer of Units to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

     Questions and requests for additional copies of the enclosed material may be directed to the Information Agent at its address and telephone numbers set forth on the back cover of the enclosed Offer to Purchase.

                                          Very truly yours,

                                          ARVP ACQUISITION, L.P.

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF THE PURCHASER, THE GENERAL PARTNER, THE PARTNERSHIP, THE DEPOSITARY, THE INFORMATION AGENT OR ANY AFFILIATE THEREOF OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED AND THE STATEMENTS CONTAINED THEREIN.

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